UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2006

PATRIOT GOLD CORP.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	000-32919	86-0947048

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501-1775 Bellevue Avenue

West Vancouver, B.C., Canada V7V 1A9

(Address of Principal Executive Offices)

(Zip Code)

(604)-925-5257

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On November 17, 2006, Patriot Gold Corp., a Nevada Corporation, (the “Registrant”) held a special meeting (the “Meeting”) of the shareholders, pursuant to a proxy statement that it filed with the Securities and Exchange Commission and had furnished to holders of record of the outstanding shares of its common stock as of October 20, 2006.

On October 17, 2006 (the “Record Date), there were 26,279,400 shares of the Registrant’s common stock issued and outstanding. 18,779,405 shares of the Registrant’s common stock were represented at the Meeting in person or by proxy, which shares constituted 71.46 % of the issued and outstanding shares of common stock as of the Record Date, and therefore a quorum was present.

At the Meeting, the Registrant presented the following proposals to the shareholders:

1.

To grant discretionary authority to the board of directors to implement either (a) a reverse stock split of our common stock on the basis of one post-consolidation share for up to each ten pre-consolidation shares to occur at some time within twelve months of the date of the special meeting, with the exact amount and time of the reverse split to be determined by the Board of Directors. The result of which were as follows:

For	Against	Abstained
5,774,903 (62%)	3,495,490 (37.54%)	40,635 (0.43%)

Accordingly the proposal was approved; or

(b) a forward stock split of our common stock on the basis of up to three post-split shares for each one pre-split share to occur at some time within twelve months of the date of the special meeting, with the exact amount and time of the forward split to be determined by the Board of Directors. The result of which were as follows:

For	Against	Abstained
8,635,486 (92.74%)	631,057 (6.77%)	44,485 (0.47%)

Accordingly the proposal was approved; and

2.	To authorize an increase in authorized common stock from 100,000,000 shares, par value $0.001 per share, to 200,000,000 shares, par value $0.001 per share. The result of which were as follows:

For	Against	Abstained
17,374,629 (92.51%)	1,335,489 (7.11%)	69,287 (0.36%)

Accordingly the proposal was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT GOLD CORP.

By: /s/ Robert Coale

Name:	Robert Coale
Title:	Chairman, President, Chief Executive Officer, Chief Operating Officer, Secretary and Director

Date: November 17, 2006

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